EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Carol Shaw, President

Telephone: (604) 484-4966

Infotec Business Systems, Inc. - Infotec Signs Set-Top TV Box Supplier Agreement

VANCOUVER, B.C., November 10, 2005 - Carol Shaw President, CEO of Infotec Business Systems, Inc. (OTCBB: IFTC) is pleased to announce that Infotec has signed a joint supply arrangement with Ewan 1, Inc whereunder Infotec will acquire its set-top TV boxes from Ewan and Ewan will provide its customers with Infotec's Internet Broadcast services via ebahn.tv.

Under the terms of the joint supply arrangement, Infotec has committed to use Ewan as supplier for its first 25,000 set-top TV boxes and Ewan has committed to sell Infotec's streaming video services and ebahn.tv to up to 100,000 customers.  Infotec's technical team have worked over many months to develop specifications and source supply for set-top TV boxes that can meet the demanding need of Infotec's services.  Infotec has selected Ewan as its primary supplier of set-top TV boxes as Ewan was able to work with its suppliers to tailor its solution to meet the company's specifications and requirements.

"Infotec is now well positioned to sell on demand TV to our customers for viewing via the Internet.  Our ability to deliver a range of viewing products and also our quality, which we can deliver from low bandwidth to high definition TV with surround sound, enables us to meet our customers needs for TV quality, on demand viewing using the Internet."  Edward Clunn CTO, Infotec Business Systems, Inc.

The Infotec Group of companies, provides Internet and related media services and delivers 3rd generation, on demand streaming media content via its proprietary Galaxy Broadcast Network.  The Infotec Group is a full service provider for capture, hosting and distribution of digital IP content for businesses and viewers throughout the world.  Infotec is building its infrastructure and its web portal to support the growth in web TV / Internet TV and in the distribution of digital content and information, anywhere, anytime via its proprietary ebahn Television Network which can be viewed on the Internet at http://www.ebahn.tv.

Infotec Business Systems, Inc, is a publicly traded company listed in the U.S.A. on the OTCBB under the symbol IFTC, and in Europe, on the Frankfurt Stock Exchange.

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates", "expects", "plans", "intends", "potential", and similar expressions.  These statements reflect the company's current beliefs and are based upon currently available information.  Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors including such risks as market acceptance of our products and technical risks of introduction, lack of adequate capital and intense competition which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements.  The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release including such forward-looking statements.